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                                                                EXHIBIT (p)(i)


                           UNDISCOVERED MANAGERS FUNDS

                       Amended and Restated Code of Ethics

                             Adopted March 31, 1999


         In order to ensure that personnel associated with Undiscovered Managers Funds (the "Trust") comply with requirements of Section 17(j) of the Investment Company Act of 1940, as amended (the "Act"), and of Rule 17j-1 thereunder, the Trust has adopted the Code of Ethics (the "Code") set forth below. Personnel associated with the Trust include, but are not limited to, persons employed by Undiscovered Managers, LLC (the "Manager"); Bay Isle Financial Corporation, E.R. Taylor Investments, Inc., J.L. Kaplan Associates, LLC, Kestrel Investment Management Corporation, Fuller & Thaler Asset Management, Inc., Unibank Securities, Inc., and Waite & Associates, L.L.C. (each a "Sub-adviser" and together, the "Sub-advisers"); and First Data Distributors, Inc. ("First Data").

         This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of the Trust to conduct their personal transactions in securities in a manner which neither interferes with Trust portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person's relationship to the Trust; (ii) in complying with this fiduciary duty, Access Persons owe shareholders a high duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Trust ahead of the Access Person's own personal interests or the interests of others to which the Access Person does not owe a fiduciary duty.

I.       Definitions

         (A)      "Access Person" means (1) any Trustee or officer of the Trust;
                  (2) any director, officer or general partner of the Manager or any Sub-adviser; (3) any director or officer of First Data who makes, participates or obtains information regarding the purchase or sale of securities for the Trust; or (4) any Advisory Person (as such term is hereinafter defined).

         (B) "Advisory Person" means (1) any employee of the Manager or any Sub-adviser or of any company in a control relationship to the Manager or any Sub-adviser, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security (as such term is hereinafter defined) by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Manager or any

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                  Sub-adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Security.

         (C) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         (D) A Security is "being purchased or sold" by the Trust from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

         (E) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder from time to time in effect, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. As a general matter, "beneficial ownership" will be attributed to an Access Person in all instances where the Access Person, directly or indirectly, has or shares a pecuniary interest in the Securities.

         (F)      "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         (G) "Disinterested Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of
                  Section 2(a)(19) of the Act.

         (H) "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.

         (I) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, shares of registered open-end investment companies, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments, savings or demand deposit accounts with banks or thrifts, or such other securities as may be excepted under the provisions of Rule 17j-1 under the Act as in effect from time to time.

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         (J)      "Security held or to be acquired" by the Trust means any
                  Security which, within the most recent fifteen (15) days, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust.

A person who normally only assists in the preparation of public reports, or receives public reports, but receives no information about current recommendations or trading, is neither an Advisory Person nor an Access Person. A single instance or infrequent, inadvertent instances of obtaining knowledge does not make one either then or for all times an Advisory Person. Under the definition of "Advisory Person" the phrase "makes . . . the purchase or sale" means someone who places orders or otherwise arranges transactions. An Advisory Person or Access Person of the Trust does not include an employee, director, officer or general partner of the Manager, any Sub-adviser or First Data where such company has adopted pursuant to Section VI hereof a code of ethics satisfactory to the Board of Trustees of the Trust which contains provisions reasonably necessary to prevent its Advisory Persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(a) under the Act and such employee is required to report his transactions to such company.

II.      Exempted Transactions

         The prohibitions of Section III of this Code shall not apply to the following transactions by Access Persons:

                  (1) Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control.

                  (2) Purchases or sales of Securities which are not eligible for purchase or sale by the Trust, as determined by reference to the Act and regulations thereunder, the investment objectives and policies and investment restrictions of the Trust, undertakings made to regulatory authorities, and other policies adopted from time to time by the Trust.

                  (3) Purchases or sales which are nonvolitional on the part of either the Access Person or the Trust, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

                  (4) Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases Securities issued by an employer.

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                  (5)      Purchases effected upon the exercise of rights issued
                           by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                  (6) Transactions which appear to present no reasonable likelihood of harm to the Trust, which are otherwise in accordance with Rule 17j-1 under the Act, and which the President of the Trust has authorized in advance.

                  (7) Purchases or sales of up to 500 shares of a Security which is being considered for purchase or sale by the Trust (but not being purchased or sold) if the issuer has a market capitalization of over $10 billion, or if, in the case of any purchase or sale of an equity Security by an Access Person or Advisory Person of a Sub-adviser, the aggregate amount of such equity Security (including any options to buy or sell such equity Security, and all Securities convertible into or exchangeable for such equity Security) held or being considered for purchase for all accounts over which such Sub-adviser has investment discretion does not exceed 5% of the average daily trading volume (over the most recent 30-day period) of such equity Security.

                  (8) With respect to any Access Person or Advisory Person of any Sub-adviser, transactions for the account of any investment advisory account managed by such Sub-adviser that is a limited partnership or other pooled investment vehicle in which all Access Persons and Advisory Persons of such Sub-Adviser collectively own or hold, directly or indirectly, less than a 25% interest in the profits of the partnership or other vehicle.

                  (9) Transactions which the Disinterested Trustees, after consideration of all the facts and circumstances, determine to have not been fraudulent, deceptive or manipulative as to the Trust.

III.     Prohibited Purchases and Sales

         (A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Trust:

                  (1) employ any device, scheme or artifice to defraud the Trust;

                  (2) make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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                  (3)      engage in any act, practice or course of business
                           which operates or would operate as a fraud or deceit upon the Trust; or

                  (4) engage in any manipulative practice with respect to the Trust.

         (B)      In this connection, subject to the exceptions stated in
                  Section II of this Code, it shall be impermissible for any Access Person to purchase or sell, directly or indirectly, any Security (or any option to purchase or sell such Security) in which he or she had, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                  (1) is being considered for purchase or sale by the Trust; or

                  (2)      is being purchased or sold by the Trust;

                  provided, that, if an Access Person is an Access Person solely as a result of his or her affiliation with a Sub-adviser, then any purchase or sale (or considered purchase or sale) not known to such Access Person of any Security by any series of the Trust not sub-advised by such Sub-adviser shall not be a purchase or sale (or considered purchase or sale) for purposes of this Section III(B) of which such Access Person "should have known."

         (C) Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the President of the Trust prior to proceeding with the transaction.

IV.      Reporting

         (A) Every Access Person shall file with the Secretary of the Trust and such other person or persons designated by the Secretary of the Trust a report containing the information described in
                  Section IV(C) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security (regardless of whether such transaction is listed in Section II(2)-(9); provided, however, that such Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Trust.

         (B) A Disinterested Trustee of the Trust need only report a transaction, if at the time of that transaction, such Trustee knew or, in the ordinary course of fulfilling his official duties as a Trustee, should have known that, during the 15-

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                  day period immediately preceding or following the date of the transaction by the Trustee, such Security is or was purchased or sold by the Trust or was being considered by the Trust or the Manager for purchase or sale by the Trust. (The "should have known" standard implies no duty of inquiry, does not presume that there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed in meeting the Trust's investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Trust's portfolio holdings, market considerations or the Trust's investment policies, objectives and restrictions.)

         (C) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (1) The date of the transaction, the title and number of shares and the principal amount of each Security involved;

                  (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), including information sufficient to establish any exemption listed in Sections II(2)-(8) which is relied upon;

                  (3)      The price at which the transaction was effected; and

                  (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (D) If an Access Person is not required to file such a report for any quarter because no reportable transactions were effected by such Access Person or because any transaction effected by such Access Person was for an account over which he or she has no direct or indirect influence or control, such Access Person (other than a Disinterested Trustee of the Trust) shall certify these facts to the Trust within ten (10) days of the end of such calendar quarter.

         (E) The making of such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of Section III hereof.

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V.       Review and Enforcement

         (A)      Review

                  (1) The President of the Trust shall cause the reported personal Securities transactions to be compared with completed and contemplated portfolio transactions of the Trust to determine whether any transactions (each a "Reviewable Transaction") listed in Section III may have occurred.

                  (2) If the President of the Trust determines that a Reviewable Transaction may have occurred, he or she shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section II. Before making any determination that a violation has been committed by an individual, the President of the Trust shall give such person an opportunity to supply additional information regarding the transaction in question.

         (B)      Enforcement

                  (1) If the President of the Trust determines that a violation of this Code may have occurred, he or she shall promptly report the possible violation to the Trustees of the Trust, who, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate, which sanctions may include, among others, a letter of censure, suspension of the right to trade for his or her own account or suspension or termination of the employment of the violator.

                  (2) No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the President of the Trust is under consideration, a Trustee or other officer of the Trust designated for the purpose by the vote of the Trustees of the Trust, shall act in all respects in the manner prescribed herein for the President of the Trust.

VI.      Alternate Code of Ethics

         (A) The Manager, each Sub-adviser and First Data shall be bound by the requirements of this Code of Ethics of the Trust; except that the Manager, any Sub-adviser, or First Data may:

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                  (1)      Submit to the Board of Trustees of the Trust a copy
                           of a Code of Ethics adopted by such entity pursuant to Rule 17j-1 under the Act and satisfactory to the Trust; and

                  (2) Promptly report to the Trust in writing any material amendments to such Code.

         (B) In the event a Manager, any Sub-adviser or First Data submits a Code of Ethics which it has adopted and is satisfactory to the Trust, the Manager, any Sub-adviser or First Data, as the case may be, shall:

                  (1) Promptly furnish to the Trust upon request at any time and from time to time copies of any reports made pursuant to such Code by any person who would, except for the provisions of the final paragraph of Section I hereof, be defined as an Advisory Person or Access Person as to the Trust; and

                  (2) Immediately furnish to the Trust, without request, all material information regarding any violation of such Code by any person who would, except for the provisions of the final paragraph of Section I hereof, be defined as an Advisory Person or Access Person as to the Trust.

VII.     Records

         (A) The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

                  (1) A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

                  (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

                  (3) A copy of each report made pursuant to this Code by any Access Person shall be preserved by the Trust for a period of not less than five years


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                           from the end of the fiscal year in which it is made,
                           the first two years in an easily accessible place.

                  (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         (B)      Confidentiality

                  All reports of Securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

VIII.    Amendment; Interpretation of Provisions

         The Trustees may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate, and shall provide each Sub-adviser with copies of any such amendments or interpretations.


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